Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Municipal Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 002-92569 on Form N-1A of our report dated November 26, 2008, relating to the financial statements and financial highlights of Seligman Municipal Series Trust, including California High-Yield, California Quality, Florida and North Carolina Funds, appearing in the Annual Report on Form N-CSR of Seligman Municipal Series Trust for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information – Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

January 27, 2009